Exhibit 10.3

Agreement of Entry into the Zone

No.: 09BDA/SDK-R075

This Agreement (this “Agreement”) is made in Beijing by and between the Management Committee of Beijing Economic and Technology Development Zone (the “Zone”) of the People’s Republic of China (the “PRC”) and UTStarcom, Inc., after amicable negotiation and based on the principles of equality and mutual benefits in accordance with the relevant laws, rules and regulations of the PRC.

Section 1 Parties to the Agreement

The Parties to this Agreement are:

Management Committee of Beijing Economic and Technology Development Zone (hereinafter referred to as “ Party A”)

Address: Boda Building, No.15 Ronghuazhong Road

Beijing Economic and Technology Development Zone

Legal representative: Zhang Boxu

Title: Chief Officer of the Committee

Nationality: PRC

UTStarcom, Inc (hereinafter referred to as “Party B”)

Address: 1275 Harbor Bay Parkway, Alameda, CA 94502 USA

Legal representative: Thomas Toy

Title: Chairman of the Board

Nationality: United States

Section 2 Contents of the Agreement

I.    Project contents:

UTStarcom is mainly engaged in the business of IP-based telecommunications with products and technologies covering areas including wireless, broadband, next generation networks and end-to-end networking, providing a variety of products and system solutions including TMRollingStream®IPTV and IP video information publishing solutions, Interactive iDTV, Mobile TV and OpticalXpressEPON system solutions that can be applied to broadcast and television industries, broadband integration and industry application solutions such as PTN/MSTP comprehensive solutions, NetRing next generation optical network systems, AN/iAN series new generation multi-service access platforms, EBox enterprise telecommunication systems, PDSN and CDMA,CMMB, TD-SCDMA and WiFi mobile phone terminals.

UTStarcom is planning to set up a wholly foreign-owned enterprise (the “New WFOE”) in the Zone and authorize the New WFOE as its operational headquarters.

II.  Party A’s support to Party B.

1. As a newly registered foreign investment enterprise in the Mobile Silicon Valley Park, If New WFOE’s contracted foreign investment amount is more than US$15 million, then after it starts production and generating taxes within the first year from the date of its registration in the Zone, the New WFOE may apply for a financial support in an amount equal to 3% of the paid-in registered capital (as converted into RMB) up to a maximum amount of RMB 20 million.

2. As a newly introduced enterprise in the Mobile Silicon Valley Park, if the New WFOE leases the office facilities or real properties developed by the Head Company for its research, development and production, after it starts generating taxes, the New WFOE may apply for rent support. The term and amount of such support shall be based on the relevant encouraging policies of of Mobile Silicon Valley Park in Beijing Economic And Technology Development Zone (the “Silicon Valley Encouraging Policies”).

If the New WFOE meets both the conditions set forth in the subsections 1 and 2 above, it may choose to apply for only one of the two financial supports.

3. If the New WFOE qualifies for the support under the relevant provisions of thebn Management Measures for the Special Funds for Science and Innovation of Beijing Economic and Technology Development Zone, it may apply for the relevant monetary support.

4. The New WFOE may apply for the benefits of the support and financial encouragement policies applicable to the senior management and senior under the Silicon Valley Encouraging Policies.

5. As an enterprise registered in the Mobile Silicon Valley Park, the New WFOE may apply for the benefits of the relevant preferential policies according to the relevant Silicon Valley Encouraging Policies.  Party A agrees to use its best efforts to help the New WFOE obtain the benefits of relevant preferential policies.

6. Party A may help Party B in developing markets in Beijing, coordinate with Party B regarding any issues relating to export credit, bank financing etc. and support Party B in obtaining the high-tech enterprise certificate.

7. Party A will render continuous support for the growth of Party B’s project, and provide high-quality services for the entry of Party B’s project into the Zone.

III. Party B’s Commitments

Party B agrees to make the following commitments:

1. Party B commits to initiate the application process for the incorporation of the New WFOE in the Zone within one month after the closing of the investment by Beijing Yizhuang International Investment and Development Corporation in Party B and register or move its operational headquarters in or to the Zone within three months following the completion of all procedures of various governmental approvals, registrations and filings related to the formation and funding of the New WFOE. The registered capital of the project shall reach US$15 million by the end of the six months after Party B completes the registration of the New WFOE.

2. Party B commits that, after establishing its operational headquarters in the Zone and approximately 5 years of such date (and shall take reasonable measures to ensure that such date is no later than the end of 2015), its accumulated sales revenue contribution to the Zone will reach approximately US$2.3 billion, and  its accumulated paid taxes will reach approximately US$34.5 million (limited to various national and local taxes excluding customs duties).

3. Party B commits that its operation term in the Zone shall be no less than six (6) years from the date of registration.

Section 3 Special Agreement Between the Parties

To protect the interest of the state, Party B commits that, if Party B has received the benefits of the preferential policies, all the leased facilities, offices and other ancillary facilities shall only be used by itself and Party B shall not sublease or use them for other purposes.

Section 4 Liability for Breach

1. If this Agreement cannot be performed or completely performed due to the fault of one Party, such breaching Party shall bear the liabilities for breach by compensating the other Party’s actual losses.  If both Parties breach this Agreement, the Parties shall bear respective liabilities depending on the factual circumstances thereof.

2. If Party A has received the benefits of the industry-support fund, the rent support or the other preferential policies from Party A, Party A has the right to terminate such support and recover all the funds provided if Party B , due to its own fault:

(i)	fails to register or move the project company in the Zone within the contemplated term set forth in this Agreement;
(ii)	fails to start its production within the contemplated term set forth in this Agreement;

(iii)	fails to reach the targets with respect to the total investment amount, the annual revenue, the annual amount of taxes paid etc. as set forth in this Agreement;
(iv)	intentionally and illegally withdraws the registered capital; and
(v)	commits other breaches of the Agreement.

Section 5 Confidentiality

All provisions in this Agreement are for the purpose of promoting the subject project under the specified conditions. The Parties agree to keep the contents of this Agreement confidential and will not use the information herein other than for the purpose of this Agreement. However, Party B, for the approval of this Agreement, may disclose the contents of this Agreement to its shareholders, or as required by the relevant governmental and regulatory authorities and stock exchanges.

Section 6 Dispute Resolution

The Parties shall settle any dispute arising out of or related to this Agreement by amicable discussions.  If such discussions fail, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its then applicable arbitration rules.  The arbitration awards shall be final and binding on both Parties..

Section 7 Language and Effectiveness

1. This Agreement is written in Chinese.

2. Issues not covered in this Agreement may be stipulated in supplements upon the Parties’ mutual agreement. Such supplements shall have the same legal effect as this Agreement.

3. This Agreement shall be executed in duplicates with each Party retaining one copy and it shall become effective upon signing and applying the stamps by the Parties. The Agreement shall be executed and become effective at the same time with Common Stock Purchase Agreement by and between Party B and Beijing Yizhuang International Investment and Development Corporation (the “SPA”). However, if the SPA is not performed, or properly performed or the closing thereof cannot be consummated, then this Agreement shall terminate automatically without any Party being liable and will be of no further force and effect.

Section 8 Miscellaneous

Contact Persons of the Parties

Party A: Li He    Dept.: Office of Business Development

Contact Phone No.: 86-10-67887323

Fax No.: 86-10-67889610    Email Address: ailey624@yahoo.com.cn

Party B: KP Lim     Dept.:  Administrative Department

Contact Phone No.: 0571-81926649

Fax No.: 0571-81921999    Email Address: kp.lim@ustar.com

Party A (Stamp):		Party B (Stamp):
Management Committee of		UTStarcom, Inc.
Beijing Economic and Technology
Development Zone
Signature:	/s/ XINXIN ZHAO	Signature:	/s/ THOMAS J. TOY
Title:	Vice Chief Officer of the Committee	Title:	Chairman of the Board
Date:	February 1, 2010	Date:	February 1, 2010